Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Georgia Gulf Corporation, and our report relating to the effectiveness of Georgia Gulf Corporation’s internal control over financial reporting dated March 10, 2011 (which report expresses an adverse opinion on internal control over financial reporting), appearing in the Annual Report on Form 10-K of Georgia Gulf Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

August 10, 2011